                           [WAYNE BANCORP, INC. LOGO]
                                                                    Exhibit 99.1
                        [WAYNE BANCORP, INC. LETTERHEAD]


NEWS RELEASE
FOR IMMEDIATE RELEASE                CONTACT: David P. Boyle, CPA
                                              President and CEO
                                              Wayne Bancorp, Inc.
                                              Phone: (330) 264-1222
                                              Ext: 228


             WAYNE BANCORP, INC. REPORTS 2003 THIRD QUARTER RESULTS

     WOOSTER, Ohio - October 16, 2003 - Wayne Bancorp, Inc. (NASDAQ:WNNB), parent holding company of Wayne County National Bank (WCNB), Savings Bank & Trust (SBT), MidOhio Data, Inc. (MID) and Access Financial Corp. (AFC), today announced its 2003 third quarter and year to date results.

     "As we enter the final quarter of the year, I am pleased to report that our year to date financial results remain ahead of last year" said David P. Boyle, President and CEO, Wayne Bancorp, Inc. "The increased earnings provided by SBT and AFC during the third quarter had a positive impact to net income, which we anticipate will continue into the fourth quarter."

     The following commentary, including performance information, includes nine months of operations for Wayne Bancorp, Inc. comparable with prior year information and four month's of operations from the newly acquired Banc Services Corp. (BSC) included in 2003 year to date numbers.

     Total assets increased by $219.7 million, or 36.2 percent, to stand at $826.5 million at September 30, 2003, compared to $606.8 million at September 30, 2002. This increase in assets is primarily due to the merger with BSC. This acquisition added securities of $65 million, loans of $119 million, deposits of $167 million and equity of $32 million. Also included in this transaction is goodwill of $24 million and core deposit intangible of nearly $5 million.

     In the quarter ended September 30, 2003, Wayne Bancorp, Inc. reported net income of $2,683,000 or $.45 per share. This compares to third quarter 2002 net income of $2,115,000, or $.45 per share. For the first nine months of 2003, the Company reported net income of $7,142,000, or $1.36 per share. This compares to 2002 net income of $6,428,000, or $1.34 per share for the same time period, which represents an increase of 11.1 percent in earnings and 1.5 percent in earnings per share.

     Return on average equity for the third quarter of 2003 was 13.27 percent compared to 13.20 percent for the third quarter of 2002. Return on average equity for the nine months ended September 30, 2003 was 12.12 percent compared to 13.37 percent for the same period in 2002. Return on average assets was 1.50 percent for the third quarter of 2003, compared to 1.40 percent for the third quarter of 2002. Return on average assets for the nine months ended September 30, 2003 was 1.37 percent compared to 1.42 percent for the comparable period in 2002.

PAGE 2/2003 THIRD QUARTER RESULTS

     Net interest income for the third quarter increased $2,191,000, or 36.6 percent, to $8,178,000 compared to $5,987,000 for the same period in 2002. For the first nine months of the year, net interest income has increased $2,917,000, or 16.2 percent, to $20,974,000 from $18,057,000 for the comparable period in 2002.

     Non-interest income for the third quarter increased $512,000, or 43.4 percent, to $1,692,000 from $1,180,000 for the same period in 2002. For the nine months ended September 30, 2003, non-interest income increased $959,000, or 26.8 percent, to $4,538,000 from $3,579,000 at September 31, 2002. This increase includes increases in Trust earnings, net gains generated on the sale of mortgage loans, service charges, and income from Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB. Recorded in non-interest income is mortgage servicing fees as well as the related amortization on the servicing asset. During the third quarter of this year, amortization of mortgage servicing assets was $70,000, including an impairment of $26,000, while for the full year, amortization was $222,000 with an impairment of $99,000.

     Non-interest expenses for the third quarter increased $1,802,000, or 44.3 percent, to $5,869,000 from $4,067,000 during the same period in 2002. For the nine months ended September 30, 2003 non-interest expenses increased $2,964,000, or 24.3 percent to $15,153,000 from $12,189,000 for the same period in 2002. Included in non-interest expenses for the third quarter are merger related charges of $78,000, and core deposit amortization of $153,000, while for the nine months ended September 30, 2003 these expenses were $176,000, and $202,000 respectively.

     Wayne Bancorp, Inc. (NASDAQ:WNNB) is an $826 million financial services company. Its bank affiliates -- Wayne County National Bank and Savings Bank & Trust -- operate 25 banking centers in Wayne, Holmes, Medina and Stark Counties. The Company's non-bank affiliates, including, MidOhio Data, Inc, which performs proof and data processing operations, and Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB are both located in Wayne County, while Access Financial Corp., a consumer finance company is located in Stark county. For more information, visit WCNB's Web site at wcnb.com and SBT's Web site at svgsbank.com.

                      CONSOLIDATED STATEMENTS OF CONDITION


(UNAUDITED)                                                               SEPTEMBER 30,
(IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)                            2003          2002
-----------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                               $29,869       $26,911
  Federal funds sold                                                     11,783           690
                                                                       --------      --------
     TOTAL CASH AND CASH EQUIVALENTS                                     41,652        27,601

  Securities, available-for-sale                                        254,512       172,763
  Loans                                                                 483,164       394,350
  Allowance for loans                                                    (7,467)       (6,065)
                                                                       --------      --------
     NET LOANS                                                          475,697       388,285

  Premises and equipment                                                 15,870        10,875
  Intangible assets                                                      30,562         1,369
  Other assets                                                            8,193         5,891
                                                                       --------      --------
     TOTAL ASSETS                                                      $826,486      $606,784
                                                                       ========      ========
LIABILITIES
  Deposits
    Non-interest bearing                                                $99,991       $74,635
    Interest bearing                                                    575,540       432,356
                                                                       --------      --------
     TOTAL DEPOSITS                                                    $675,531      $506,991

  Short-term borrowings                                                 $38,137       $25,770
  Other borrowed funds                                                   10,240         5,076
  Other liabilities                                                       4,848         3,238
                                                                       --------      --------
     TOTAL LIABILITIES                                                 $728,756      $541,075

SHAREHOLDERS' EQUITY
  Common stock - stated value $1 per share                                6,246         4,917
  Authorized    2003  12,000,000    2002   12,000,000
  Issued        2003   6,245,964    2002    4,916,911
  Outstanding   2003   6,011,342    2002    4,600,179
  Surplus                                                                43,407        13,159
  Retained earnings                                                      54,284        54,671
  Unearned ESOP shares                                                   (1,222)       (1,516)
  Treasury stock, at cost                                                (7,027)       (9,010)
  Unrealized gain on securities available-for-sale, net of tax            2,042         3,488
                                                                       --------      --------
     Total shareholders' equity                                          97,730        65,709
                                                                       --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $826,486      $606,784
                                                                       ========      ========


                        CONSOLIDATED STATEMENTS OF INCOME



(UNAUDITED)                                       THREE MONTHS ENDED              NINE MONTHS ENDED
(IN THOUSANDS OF DOLLARS                             SEPTEMBER 30,                   SEPTEMBER 30,
EXCEPT PER SHARE DATA)                             2003          2002             2003          2002
------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                        $8,649        $6,958          $22,509        $21,143
Interest on securities                             2,081         2,017            5,921          6,203
Other interest income                                 31            24               91             96
                                                 -------        ------          -------        -------

        TOTAL INTEREST INCOME                     10,761         8,999           28,521         27,442

INTEREST EXPENSE
Interest on deposits                               2,356         2,844            7,096          8,810
Interest on short-term borrowings                     65            81              176            260
Interest on other borrowed funds                     162            87              275            315
                                                 -------        ------          -------        -------

       TOTAL INTEREST EXPENSE                      2,583         3,012            7,547          9,385

Net interest income                                8,178         5,987           20,974         18,057
Provision for loan losses                            131           150              242            450
                                                 -------        ------          -------        -------

Net interest income after provision for
loan losses                                        8,047         5,837           20,732         17,607

Non-interest income                                1,692         1,180            4,538          3,579
Non-interest expense                               5,869         4,067           15,153         12,189
                                                 -------        ------          -------        -------

Income before income tax expense                   3,870         2,950           10,117          8,997

Income tax expense                                 1,187           835            2,975          2,569
                                                 -------        ------          -------        -------

NET INCOME                                        $2,683        $2,115           $7,142         $6,428
                                                 -------        ------          -------        -------

NET INCOME PER SHARE                               $0.45         $0.45            $1.36          $1.34
                                                 =======        ======          =======        =======
DIVIDENDS PER SHARE                                $0.18         $0.17            $0.54          $0.51
                                                 =======        ======          =======        =======


                              FINANCIAL HIGHLIGHTS


 KEY MANAGEMENT RATIOS

                                                           SEPTEMBER 30,
 (UNAUDITED)                                           2003             2002
 -----------------------------------------------------------------------------

 Net interest margin  (a) (b)                          4.40%            4.39%
 Quarter end loan to deposit ratio                    71.52%           77.78%
 Loss allowance to quarter end loans                   1.55%            1.54%
 Return on average assets (a)                          1.37%            1.42%
 Return on average equity (a)                         12.12%           13.37%
 Total other expenses to average assets (a)            3.02%            2.79%
 Total other income to average assets (a)              0.88%            0.79%
 Net operating burden to average assets (a)            2.14%            2.00%



 (a) Year to date results annualized.
 (b) Net interest margin is calculated on a fully taxable equivalent basis.